EXHIBIT 99.1
ONYX ANNOUNCES PUBLIC OFFERING OF 5,000,000 SHARES OF COMMON STOCK
EMERYVILLE, CALIF. — Nov. 14, 2005
Contact:
Julie Wood
510-597-6505
Onyx Pharmaceuticals, Inc. (Nasdaq:ONXX) today announced that it plans to publicly offer 5,000,000 shares of its common stock pursuant to an effective registration statement previously filed with the Securities and Exchange Commission. The company also intends to grant to the underwriters in connection with the offering an option to purchase up to an additional 750,000 shares of common stock. All of the shares will be sold by Onyx. Morgan Stanley & Co. Incorporated and Merrill Lynch & Co. will be acting as joint book running managers and underwriters for the offering.
A preliminary prospectus supplement relating to these securities will be filed with the Securities and Exchange Commission but remains subject to completion. These securities may not be sold nor may offers to buy be accepted prior to the time that the prospectus supplement and related prospectus are delivered in final form. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. Copies of the preliminary prospectus supplement relating to the offering may be obtained from Morgan Stanley & Co. Incorporated (Attn: Prospectus Department, 1585 Broadway, New York, New York 10036, tel: 212-761-6775 or by email at prospectus@morganstanley.com), Merrill Lynch & Co. (Attn: Prospectus Department, 4 World Financial Center, New York, New York 10080) or from Onyx Pharmaceuticals, Inc. (2100 Powell Street, Emeryville, CA 94608, fax 510-597-6600).
About Onyx Pharmaceuticals, Inc.
Onyx Pharmaceuticals, Inc. is a biopharmaceutical company developing innovative therapies that target the molecular mechanisms that cause cancer. With its collaborators, the company is developing small molecule drugs, including Nexavar® with Bayer Pharmaceuticals Corporation. For more information about Onyx’s pipeline and activities, visit the company’s web site at: www.onyx-pharm.com.
Nexavar® (sorafenib tosylate) Tablets is a registered trademark of Bayer Pharmaceuticals Corporation.
Forward Looking Statements
This news release contains forward-looking statements regarding expectations as to the completion, timing and size of any public offering. A number of risks and uncertainties could cause actual events to differ from the company’s expectations indicated by these forward-looking statements. These risks are addressed in the company’s periodic reports filed with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended, and its Quarterly Reports on Form 10-Q.